Exhibit 99.1

Perry Ellis International Announces Results for Second Quarter Fiscal Year 2009

•	Revenues of $193.7 million and gross profit of $62.2 million

•	Gross margin at 32.1% – a 52 bps improvement

•	Company confirms revenue guidance and updates earnings guidance for Fiscal 2009

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the second quarter ended July 31, 2008 (“second quarter of fiscal 2009”). Net loss in the second quarter was $5.4 million, or $0.36 per fully diluted share compared to net income of $267,000, or $0.02 per fully diluted share last year.

Results for the second quarter of fiscal 2009 contain certain significant items totaling $0.27 per share. These items include:

•	$0.11 per share in net effect associated with management changes and repositioning in its European division;

•	$0.04 per share in incremental net effect related to the acquisition of C&C California and Laundry by Shelli Segal which the company did not operated last year;

•	$0.04 per share in incremental expenses related to the opening of three new Perry Ellis stores and one Original Penguin store during this year; and

•	$0.08 per share in a non-cash impairment of marketable securities.

The Company also reported a shift in revenue from the second quarter to the third quarter, which negatively impacted results by $0.07 per share. This shift related to delayed shipments as a result of integration issues with a third-party logistics distributor on the West Coast.

In addition, the Company indicated that bankruptcies of certain retail customers in the quarter affected revenues by approximately $6.0 million and earnings per share by approximately $0.08. The Company has been proactive in its risk management with accounts receivable and has mitigated exposure on these customers.

“While revenue and gross profit were in line with our expectations, our results were affected by increased costs and reduced shipments related to the move to third-party distribution from our facility in Winnsboro; a repositioning of our European operations and incremental costs associated with newly acquired businesses. Combined this led to results that were well below a year ago and overshadowed strong performances for many of our growth platforms, including Perry Ellis Collection, swim, golf lifestyle and Laundry and C&C of California. Importantly, we believe the investments we are making in our brands, businesses and infrastructure position us for increased profitability and growth potential in the near future,” Oscar Feldenkreis, President and COO, commented.

Second Quarter Operations Review

For the second quarter of fiscal 2009, total revenues were $193.7 million, a $1.6 million reduction compared to $195.3 million reported in the second quarter of the fiscal year ended July 31, 2007 (“second quarter of fiscal 2008”). This decline was primarily driven by underperformance of the outlet division, disruptions due to management changes in European operations and the impact of multiple retailers declaring bankruptcy this quarter. In addition, shipping issues with a third party logistics provider in the West Coast affected deliveries for the Perry Ellis brand, further impacting revenues in excess of $3 million this quarter. The majority of these orders however, were shipped in August.

Gross profit increased by $0.5 million to $62.2 million compared to $61.7 million during the second quarter of fiscal 2008 with gross margin improving 52 basis points to 32.1% of net revenues. This improvement is a direct consequence of the Company’s strategic shift from private label into branded business. During the second quarter of fiscal 2009, the Company’s private label bottoms business decreased $9.3 million in revenue, partially offset by strong performance in the swim platform; revenue increases both in Perry Ellis Collection and golf lifestyle brands; plus the addition of Laundry by Shelli Segal and C&C California.

Compared to the second quarter of fiscal 2008, operating expenditures grew by $6.9 million during the second quarter of fiscal 2009. This increase was driven by continuous investment in Perry Ellis International’s growth initiatives: (1) women’s contemporary, through the addition of a design team for sportswear and increased investments in marketing, advertising and samples; (2) Europe, through the hiring of a new management team upon retirement of the previous Managing Director; (3) retail, with the opening of two new stores and (4) e-commerce, with the addition of a new vice president and increased investment in viral marketing and other Web 2.0 initiatives.

“The opportunities we have identified in our major growth initiatives such as women’s contemporary, international and e-commerce compels a corresponding commitment of resources and management attention. At the current stage, we must continue to invest in the development plans on our key growth opportunities if we are to maximize their potential,” Mr. Feldenkreis concluded

Also during the second quarter, the Company determined that certain marketable securities which were classified as available for sale were deemed to be other than temporarily impaired. The Company has recognized a pre-tax impairment of $2.0 million or a net loss of ($.08) per fully diluted share for these marketable securities.

As a result, EBITDA as adjusted was $1.9 million for the second quarter of fiscal 2009, compared to $8.3 million, representing a reduction of $6.4 million over the same period last year. A table showing the reconciliation of EBITDA and EBITDA as adjusted to net income is attached.

The Company continued strengthening its financial position. Proactive retail planning led to a decrease in inventories of $3.3 million compared to the same period last year, reaching $133.1 million at quarter end. The Company’s total debt was $197.0 million at the end of the second quarter of fiscal 2009, representing a debt to capital ratio of 41% compared to 40% for the same period last year. Excluding the contemporary women’s acquisitions funded by its senior credit facility in the amount of $33.1 million, the Company’s total debt and debt to capital ratio would be reduced significantly. Borrowings under the Company’s line of credit at the end of the quarter were $22.3 million, out of $175 million available.

First Half Operations Review

For the six months ended on July 31, 2008 (“first half of fiscal 2009”), revenues increased by 3.1% to $437.2 million from $424.1 million during the six months ended on July 31, 2007 (“first half of fiscal 2008”). The Company also improved gross profit margins by 68 basis points compared to the same period last year. Due to investments in Perry Ellis’ growth platforms – women’s contemporary, Europe, retail and e-commerce, the Company increased operating expenses by $14.6 million from $108 million during the first half of fiscal 2008. Driven by these increases and the impairment of marketable securities, net income declined from $9.8 million to $3.7 million – a $6.1 million reduction, compared to the first half of fiscal 2008.

“Although we grew revenue by $13 million and improved gross margins by 68 basis points during the first half of fiscal 2009, multiple factors have contributed to an unsatisfying second quarter performance. Faced with a challenging macroeconomic environment, shipping issues, the underperformance of some of our legacy businesses and the decision to fund our growth initiatives, we have decided to take a long term perspective and continue the funding of our growing businesses while rationalizing our expense structure,” said George Feldenkreis, Chairman and CEO.

Fiscal 2009 Guidance

The Company confirmed its revenue guidance for the twelve months ending January 31, 2009 (“fiscal 2009”) at $910 – $925 million.

“We are confident in our ability to keep driving both top line growth and gross margin improvements for the remainder of the year, as we continue delivering on our successful branded strategy. Our Perry Ellis Collection, swim, golf, Hispanic and action sports businesses are on track for a record year, while we expect a very strong fourth quarter for our women’s contemporary business, with the initial shipments for the Holiday season.”

However, based on these events and increases in ongoing expenses, the Company updated its earnings guidance to the range of $1.67 to $1.72 per fully diluted share from the previously announced $1.95 to $2.00 per fully diluted share. This new range includes the $0.08 non-cash impairment charge for marketable securities incurred this quarter.

“We believe our guidance is prudent yet remain optimistic regarding our outlook for the balance of the year, Mr. Feldenkreis continued. “As we get a better reading of the macroeconomic issues in the second half of the year, rationalize our expenses and assess the impact of the actions undertaken in our European operations and retail, we will update our guidance accordingly. We have the right business strategy and a solid foundation to deliver strong growth and outstanding results to our shareholders now and in the future,” Mr. Feldenkreis concluded.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men's and women's apparel, accessories, and fragrances. The Company's collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men's and women's swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Munsingwear®, Savane®, Original Penguin® by Munsingwear, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co. ®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International's filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis' filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007
Revenues
Net sales	$187,404	$188,890	$425,166	$411,509
Royalty income	6,295	6,405	12,082	12,556

Total revenues	193,699	195,295	437,248	424,065
Cost of sales	131,462	133,574	290,444	284,554

Gross profit	62,237	61,721	146,804	139,511
Operating expenses
Selling, general and administrative expenses	60,328	53,400	122,596	107,993
Depreciation and amortization	3,681	3,174	7,347	6,102

Total operating expenses	64,009	56,574	129,943	114,095

Operating income (loss)	(1,772)	5,147	16,861	25,416
Impairment on marketable securities	1,983	—	1,983	—
Interest expense	4,288	4,573	8,779	9,821

Income (loss) before minority interest and income taxes	(8,043)	574	6,099	15,595
Minority interest	—	108	327	255
Income tax provision (benefit)	(2,664)	199	2,044	5,561

Net income (loss)	$(5,379)	$267	$3,728	$9,779

Net income (loss) per share
Basic	$(0.36)	$0.02	$0.25	$0.67

Diluted	$(0.36)	$0.02	$0.24	$0.61

Weighted average number of shares outstanding
Basic	14,777	14,691	14,632	14,675
Diluted	14,777	15,980	15,323	15,976

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's)

BALANCE SHEET DATA:

	As of
	July 31, 2008	January 31, 2008
Assets
Current assets:
Cash and cash equivalents	$14,228	$13,360
Accounts receivable, net	114,539	138,086
Inventories, net	133,133	136,431
Other current assets	32,289	19,283

Total current assets	294,189	307,160

Property and equipment, net	74,254	78,954
Intangible assets, net	221,961	192,656
Other assets	6,475	7,495

Total assets	$596,879	$586,265

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$36,456	$52,041
Accrued expenses and other liabilities	25,184	27,945
Senior credit facility	22,298	—
Accrued interest	5,276	5,200
Unearned revenues	5,324	4,104

Total current liabilities	94,538	89,290

Long term liabilities:
Senior subordinated notes payable	149,326	149,244
Real estate mortgage	24,912	26,066
Deferred pension obligation	12,905	12,905
Unearned revenues and other liabilities	30,296	31,940

Total long term liabilities	217,439	220,155

Total liabilities	311,977	309,445

Minority interest	3,022	3,293

Stockholders’ equity
Preferred stock	—	—
Common stock	157	147
Additional paid in capital	102,287	96,389
Retained earnings	183,289	179,561
Accumulated other comprehensive income	424	1,518

Total	286,157	277,615
Common stock in treasury	(4,277)	(4,088)

Total stockholders’ equity	281,880	273,527

Total liabilities and stockholders’ equity	$596,879	$586,265

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) AND GROSS PROFIT TO EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007
Net income (loss) as reported	$(5,379)	$267	$3,728	$9,779
Plus:
Depreciation and amortization	3,681	3,174	7,347	6,102
Interest expense	4,288	4,573	8,779	9,821
Minority interest	—	108	327	255
Income tax provision (benefit)	(2,664)	199	2,044	5,561

EBITDA	(74)	8,321	22,225	31,518
Impairment on marketable securities	1,983	—	1,983	—

EBITDA as adjusted	$1,909	$8,321	$24,208	$31,518

Gross profit	$62,237	$61,721	$146,804	$139,511
Less:
Selling, general and administrative expenses and impairment on equity securities	(62,311)	(53,400)	(124,579)	(107,993)

EBITDA	(74)	8,321	22,225	31,518
Impairment on marketable securities	1,983	—	1,983	—

EBITDA as adjusted	$1,909	$8,321	$24,208	$31,518

Total revenues	$193,699	$195,295	$437,248	$424,065
EBITDA margin percentage of revenues	1.0%	4.3%	5.5%	7.4%

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

“EBITDA as adjusted” consists of EBITDA adjusted for the impact of the non-cash impairment of marketable securities. This impairment is not of indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, it has been removed from the calculation.